Exhibit 10.5

PROMISSORY NOTE

$600,000.00	September 30, 2015

FOR VALUE RECEIVED, Unilife Corporation, a corporation organized under the laws of the Commonwealth of Pennsylvania (the “Payor”), hereby promises to pay to Alan Shortall (the “Payee”), the principal amount of $600,000.00, together with interest on the unpaid balance of the principal amount from time to time outstanding, from September 30, 2015 until repayment in full of the principal amount, at a rate equal to the minimum applicable federal rate.

The principal amount of this Promissory Note, together with interest accrued and unpaid through the date of payment, shall be payable on demand, subject to the right of the Company’s lender to consent to the repayment. All such amounts shall be payable at 250 Cross Farm Lane, York, Pennsylvania 17406 or such other place as the Payee shall specify to the Payor.

The Payor may at any time and from time to time prepay all or any portion of the principal sum of this Promissory Note without penalty or premium.

The Payor hereby waives presentment for payment, demand, notice of demand, notice of nonpayment or dishonor, protest and notice of protest of this Promissory Note, and all other notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Promissory Note.

If any provision of this Promissory Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Promissory Note shall remain in full force and effect in order to give effect to the provisions of this Promissory Note.

This Promissory Note is made and delivered in and shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to choice of law rules.

IN WITNESS WHEREOF, the undersigned has caused this Promissory Note to be executed the day and year first above written.

UNILIFE CORPORATION

By:	/s/ David Hastings
Name:	David Hastings
Title:	Senior Vice President & Chief Financial Officer